CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its Second Quarter 2023 Dividend

CAMDEN, Maine, June 27, 2023 /PRNewswire/ -- Gregory A. Dufour, President and Chief Executive Officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share. This quarterly payout results in an annualized dividend yield of 5.26% based on the June 26, 2023 closing price of the Company's common stock at $31.91 per share as reported by NASDAQ. The dividend is payable on July 31, 2023 to shareholders of record on July 14, 2023.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is the largest publicly traded bank holding company in Northern New England, with $5.7 billion in assets and approximately 630 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 57 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past four years, Camden National Bank was named a Customer Experience (CX) Leader by Coalition Greenwich, a division of CRISIL. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as Lender at Work for Maine for eleven years, and the bank was included in the 2021 list of Best Places to Work in Maine. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.bank.